Exhibit 10.1

PRIVATE & CONFIDENTIAL 29 October 2012

PGCG Assets Holdings Sdn Bhd

11-2 Jalan 26/70A,

Desa Sri Hartamas,

50480 Kuala Lumpur

Attn: Dato' Wong Weng Kung

Dear Sirs,

APPLICATION FOR BANKING FACILITIES

We are pleased to advise that the Bank has approved your application for the banking facilities set out below subject to the following terms and conditions :-

1.	Lending Branch
Kuala Lumpur Main Branch,
Level 1, Wisma Hong Leong,
18 Jalan Perak,
50450 Kuala Lumpur.

2.	Type And Amount Of Facilities

Type	Existing (RM)	Change +/- (RM)	New Limit (RM)
Term Loan (TL)	-	+41,000,000	41,000,000

Total	-	+41,000,000	41,000,000

3.	Nature of Facilities

Purpose

To part finance the purchase of a fifteen (15) storey commercial office building and an annexed two storey podium block with a basement carpark held under Geran No. 10010, Lot 238 Section 43, Town and District of Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur known as No. 160 Jalan Ampang, 50450 Kuala Lumpur.

Interest Rate

BLR plus 1.75% p.a. on monthly rests.

Commitment Fee

Commitment fees of 1% p.a. shall be levied on the undrawn portion of the facility from date of availability of the facility if the facility is not drawn in accordance with the drawdown schedule. In the event where there is no predetermined schedule of drawdown, commitment fee shall be chargeable on the undrawn portion of the Term Loan.

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PGCG Assets Holdings Sdn Bhd (983271-U)

Drawdown

Upon fulfillment of all conditions precedent

Availability Period

Three (3) months from date of this Letter of Offer failing which the undrawn portion of the facility shall be deemed cancelled and withdrawn.

Repayment

To be repaid over a period of 15 years by 180 monthly instalments of RM400,147-00 each inclusive of interest, the first monthly instalment to commence on the first day of the month following the first release of the facility or the expiry of the Availability Period, whichever is earlier with a final instalment of such amount as will be sufficient to settle in full the total outstanding due under the Term Loan.

Prepayment

Full and partial prepayments are subject to three (3) months written notice. In lieu of this, three (3) months interest at prescribed rate will be charged on any amount prepaid. In the case of partial prepayments, amount prepaid shall be applied towards the repayment schedule in the inverse order of maturity. Any amount prepaid shall not be available for redrawing.

Notwithstanding the above, the Bank may in its absolute discretion impose a prepayment fee of 1% or such other rate as the Bank may prescribed on the amount to be prepaid.

Prepayments received by the Bank without written notice shall be treated as advance payment and no part of the advance payment received shall be applied towards the repayment of principal outstanding until all interest due or deemed to be due has been paid. No interest shall be paid by the Bank for any advance payment received.

Prepayment will only be permitted when the Facility(ies) have been released in full.

4.	Base Lending Rate ("BLR")

The Bank's BLR as at the date of this Letter is 6.60% p.a. and is subject to change from time to time and at any time.

5.	Variation of Interest/Commission/Discount Rates

Notwithstanding the interest/commission/discount rates provided above ("Prescribed Rate"}, the Bank shall be entitled, from time to time (both before and after judgment or order) and without any requirement for the agreement of the Borrower, to vary at the discretion of the Bank / the Prescribed Rate percentage of interest imposed above the BLR/Bank's ECOF/OR other floating rate (including changing entirely the basis upon which the Prescribed Rate and/or the Default Rate is arrived at) and/or the applicable rest period and/or the commission/discount rates, by serving a notice in writing on the Borrower, which notice may be incorporated into the Bank's statements forwarded to the Borrower periodically (if any).

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6.	Additional/Default Interest

If the Borrower shall default in the payment of any monies whether principal or interest or any sum whatsoever payable to the Bank or in the event of demand or recall of the Facilities or any of the facilities comprised therein, the Borrower shall pay interest in the currency in which such amounts then denominated on any overdue amount or any other sums due and payable to the Bank, from the time of default up to the time of actual payment (as well after as before demand, judgment or order) at the rate per annum:-

Facilities	Additional/Default Interest
TL	1% plus Prescribed Rate

7.	Additional Conditions Precedent

In addition to the Conditions Precedent stated in the Facilities Agreement, the following are the additional conditions precedent to be fulfilled:-

a)	Where landed property has been proferred as security, the Bank having received the following confirmation that:-

i)	The current market value of the proferred property is not less than RM81,500,000-00 as opined by a valuer on the Bank's panel vide a formal valuation report;

ii)	Quit rent on the land has been paid up to date;

iii)	The property has been adequately insured against fire and related perils with MSIG Insurance (M) Bhd or Bank's panel insurer and the Bank's interest as mortgagee and loss payee has been duly endorsed in the policy.

b)	Payment of all fees and charges, inclusive of a facility fee of RM125,000-00 which is payable upfront upon acceptance of this Letter of Offer and the Bank shall have the right to debit your account with the Bank.

c)	The Borrower is to maintain a current account with the Bank throughout the term of the loan and execute an Irrevocable Standing Instruction to authorise the Bank to debit its current account for the satisfaction of the Borrower's obligations that is due and payable including but not limited to monthly instalments, interests, sinking fund contributions and/or any other related charges via the Bank's Automatic Fund Transfer (AFT)

d)	Receipt by the Bank of the Corporate Guarantee of Union Hub Technology Sdn Bhd (Co. No.: 807388-P) for the principal sum of RM41,000,000-00 plus interest thereon.

e)	Receipt by the Bank of the Joint and Several Guarantee of the following for the principal sum of RM41,000,000-00 plus interest thereon:-

i)	Wong Weng Kung	(NRIC No.: 720909-08-5057)
ii)	Chai Kok Wai	(NRIC No.: 721103-08-6143)

f)	Receipt by the Bank Letter of Undertaking from the followings to cover any repayment shortfall of its financial commitments plus interest thereon until all loans with the Bank are fully settled:-

i)	Wong Weng Kung	(NRIC No.: 720909-08-5057)
ii)	Chai Kok Wai	(NRIC No.: 721103-08-6143)
iii)	Union Hub Technology Sdn Bhd	(Co. No.: 807388-P)

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PGCG Assets Holdings Sdn Bhd (983271-U)

g)	Receipt of evidence on the settlement of the differential sum between Sales and Purchase Agreement price and TL amount.

h)	Receipt of duly signed and stamped Sales and Purchase Agreement.

i)	Receipt of evidence on the increase on Borrower's Paid Up Capital to RM1,000,000-00.

j)	Wong Weng Kung is to take up a Keyman Insurance policy of a minimum RM2,000,000-00 with the Bank's panel of insurance and to be assigned absolutely to Hong Leong Bank Berhad. Any costs and expenses in connection with the policy and premium shall be borned by you.

k)	Where the preferred security is a completed property, receipt by the Bank certified true copies by the relevant authorities I architect I engineer of the following:

i)	Approved building plan; and
ii)	Certificate of Fitness

l)	Any other terms and conditions as may be advised by the Bank's solicitors

8.	Release of Facilities

Upon fulfilment of conditions precedent or any other conditions that the Bank may impose.

9.	Securities and Documentation

The Borrower shall execute and procure the following securities in the form and substance acceptable to the Bank:-

Facilities Agreement

A Facilities Agreement to secure repayment of the principal sum of RM41,000,000-00 together with interest thereon and all monies due and payable.

Property With Title-Legal Charge

1st Party first legal charge over the a fifteen (15) storey commercial office building and an annexed two storey podium block with a basement carpark held under Geran No.10010 Lot No. 238, Section 43, Mukim and District of Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur by the registered proprietor, PGCG Assets Holdings Sdn Bhd (Co. No.: 983271-U) to secure the principal sum of RM41,000,000-00 together with interest thereon and all monies due and payable.

Fixed Deposit Placed with HLBB - Letter of Set-Off

A 1st Party Letter of Set-Off in the form and substance acceptable to the Bank over the sum of RM1,600,000-00 together with interest thereon placed with the Bank by PGCG Assets Holdings Sdn Bhd (Co. No.: 983271-U)

Over Assets of The Borrower.Debenture

A first debenture incorporating a fixed and floating charge over all the present and future assets of the Borrower to secure the repayment of the principal sum of RM41,000,000-00 together with interest thereon and all monies due and payable.

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PGCG Assets Holdings Sdn Bhd (983271-U)

10.	Utilisation of Facilities

If the Facilities is/are not utilised for whatever reasons after three (3) months from the date of this letter or such further period as the Bank may prescribe, regardless of whether the loan documentation has been completed or not, the Bank shall be at liberty to withdraw the Facilities or to vary the terms of the Facilities and the Borrower shall reimburse the Bank for any costs, fees and expenses incurred by the Bank.

The utilisation of the Facilities is/are also subject to the terms and conditions set out in the Facilities Agreement, as well as the Additional FEC Terms & Conditions (if applicable) and AAT Terms & Conditions (if applicable) annexed hereto the provisions of which are incorporated into and form part of this Letter of Offer. A copy of the Facilities Agreement is available upon request (in the case of secured Facilities). The Facilities and all interest and costs shall be repayable on demand and the Bank shall have the right to debit the Borrower's account with the Bank. Fees, including renewal fees shall be debited to the Borrower's account upon signing of the Letter of Offer or upon utilisation of the Facilities whichever is the earlier.

Nothing in this Letter of Offer (whether signed by the parties or not) shall be deemed to impose on the Bank any obligation either at law or in equity to make or to continue to make available the Facilities to the Borrower.

11.	Review of Accounts and Valuation

Notwithstanding anything to the contrary in the Letter of Offer or the Appendices annexed hereto (if any), and further notwithstanding any specific purpose(s) agreed to herein, the Bank shall be entitled to review the granting and/or continuation of the Facilities at any time and from time to time (irrespective of whether or not the Facilities or any part thereof has been utilised or disbursed or whether any event of default has occurred), including but not limited to the following circumstances :-

(i)	where there is a change in applicable law or regulation which makes it impossible or unlawful for the Bank to continue its making available the Facilities or any part thereof to the Borrower or if the Borrower or any Security Party(ies) shall be affected by a material change in circumstances which in the opinion of the Bank has an adverse impact on the Borrower's and/or any Security Party(ies)'s ability to perform its/their obligations hereunder and under the other Security Documents; or

(ii)	if any of the Borrower's/Security Party(ies)'s representations and warranties shall at any time be found to have been incorrect in any material respect; or

(iii)	if any conditions stipulated herein is breached or not fulfilled to the Bank's satisfaction;

and upon any such review, the Bank shall be entitled to exercise any of its rights and powers to withdraw, cancel, suspend, terminate or recall the Facilities or any part thereof, and the Borrower hereby agrees to immediately accept such decision and/or repay to the Bank the indebtedness then due and outstanding under the Facilities.

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PGCG Assets Holdings Sdn Bhd (983271-U)

12.	Government Taxes and/or statutory/regulatory imposed charges, fees etc

All monies to be paid by the Borrower to the Bank under the Facilities, the Facilities Agreement and the security documents shall be made in full, exclusive of any Tax, and without any set-off, restriction or condition and without any deduction for or on account of any counterclaim or any deduction or withholding of or in respect of any Tax.

In the event the Borrower is required by law to make any additional payments, deduction or withholding from monies payable to the Bank in respect of any Tax or otherwise, the sum payable by the Borrower in respect of which the deduction or withholding is required shall be increased so that the net monies received by the Bank is equal to that which the Bank would otherwise have received had no deduction or withholding been required or made.

In the event the Bank is required by law to calculate and collect from the Borrower any amount paid or payable under the Facilities, the Facilities Agreement or the security documents on account of any Tax, such amount as calculated by the Bank shall be paid by the Borrower as additional to and without any deduction or set-off from the monies payable to the Bank.

"Tax" is defined as any present or future, Malaysian or foreign tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and any interest or penalties in respect thereof.

13.	Banking and Financial Institutions Act 1989 ("BAFIA") and Bank Negara Malaysia's Guidelines on Credit Transactions & Exposures with Connected Parties

To enable the Bank to comply with BAFIA and the said Guidelines, the Borrower shall declare to the Bank whether the Borrower is a connected party under the Guidelines, which includes but is not limited to, a spouse, child, parent or financial dependant of the Bank's Director, Executive Officer or credit-approving/appraising/reviewing officer or in the case of a corporate/business-customer, includes an entity controlled by such abovementioned persons. If at any time the Borrower becomes a connected person, the Borrower must notify the Bank in writing immediately. The Bank reserves the right to terminate the Facilities in the event the Borrower fails to make the appropriate or correct declaration, resulting in the Bank contravening BAFIA or the said Guidelines.

The Borrower authorises and consents to the Bank obtaining any other information about the Borrower from any credit reference agency or sources and at any time as the Bank considers appropriate.

14.	Kindly indicate your acceptance of this offer by signing and returning to us the duplicate copy of this letter by 31st October 2012 failing which our offer will lapse and be cancelled unless otherwise extended at the Bank's discretion.

Yours faithfully,

for and on behalf of

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PGCG Assets Holdings Sdn Bhd (983271-U)

We, PGCG Assets Holdings Sdn Bhd (Co. No. 983271-U) hereby accept the Bank's offer of the Facilities subject to the terms and conditions set out in this letter.

We acknowledge and confirm that it will be our responsibility to check the accuracy and correctness of the details furnished in the/any Insurance Policy Proposal Form and be aware of the scope of coverage of the insurance policy(ies) purchased.

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